Exhibit 99.1


                                           Unocal
                                           2141 Rosecrans Avenue, Suite 4000
                                           El Segundo, California 90245

                                           [UNOCAL 76 LOGO]

                                           NEWS RELEASE

                                           Contact: Barry Lane (Media)
                                                    310-726-7731
                                                    Robert Wright (Investors)
                                                    310-726-7665

                      Unocal stockholders elect directors,
                 vote on other proposals at 2005 annual meeting
                 ----------------------------------------------
       El Segundo, Calif., May 24, 2005 - Unocal Corporation (NYSE:UCL) today announced the final voting results from its 2005 annual meeting of stockholders held on May 23.

       The company's stockholders approved the two company proposals on the agenda for the meeting and rejected a stockholder proposal presented at the meeting.

       The voting results of the three items of business conducted at the meeting are as follows (percentages and numbers of shares voted are approximate numbers):

       Item 1 - four directors were elected for three-year terms expiring in 2008, with 97.11% of the shares voting for Craig Arnold (235,858,287 FOR votes and 7,019,783 WITHHOLD votes), 97.16% of the shares voting for James W. Crownover (235,981,853 FOR votes and 6,896,217 WITHHOLD votes), 97.0% of the shares voting for Donald B. Rice (235,583,875 FOR votes and 7,294,195 WITHHOLD votes), 97.12% of the shares voting for Mark A. Suwyn (235,879,608 FOR votes and 6,998,462 WITHHOLD votes;

       Item 2 - the appointment of PricewaterhouseCoopers LLP as the company's independent auditors for 2005 was ratified, with 98.34% of the shares voting for ratification (238,759,878 FOR votes, 2,456,889 AGAINST votes and 1,571,304 ABSTAIN votes); and

       Item 3 - a stockholder proposal regarding the requirement that the chairman of the board be an independent director who has not previously served as an executive officer of Unocal was rejected, with only 11.29% of the shares voting in favor of this proposal (23,550,182 FOR votes, 182,821,266 AGAINST votes and 2,216,143 ABSTAIN votes).

       Additional information about each of these proposals can be found in the company's proxy statement for the annual meeting, which was mailed to stockholders and filed with the U.S. Securities and Exchange Commission.

About Unocal Corporation
------------------------
       Unocal is one of the world's leading independent natural gas and crude oil exploration and production companies. The company's principal oil and gas activities are in North America and Asia. For more information about Unocal, visit the company's web site at www.unocal.com.

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